Exhibit 12.1

Ratio of Earnings to Fixed Charges

(amounts in thousands)

						Three	Six
						Months	Months
	Year Ended					Ended	Ended
	December 30,	December 29,	December 28,	December 26,	December 25,	June 25,	June 25,
	2005	2006	2007	2008	2009	2010	2010
Earnings:
Income before income taxes	$47,134	$50,680	$83,422	$65,458	$43,161	$15,097	$24,335
Fixed charges (from below)	31,146	38,901	43,711	39,218	29,600	6,810	13,747
Total earnings	$78,280	$89,581	$127,133	$104,676	$72,761	$21,907	$38,082

Fixed Charges:
Interest expense	$25,419	$31,367	$33,923	$28,482	$19,044	$4,366	$8,719
Interest in rent expense estimated at 30% of rent expense	5,727	7,534	9,788	10,736	10,556	2,444	5,028
Total fixed charges(1)	$31,146	$38,901	$43,711	$39,218	$29,600	$6,810	$13,747

Ratio of Earnings to Fixed Charges	2.5	2.3	2.9	2.7	2.5	3.2	2.8

(1)          Preferred security dividends of Interline Brands, Inc., a New Jersey corporation, are excluded from fixed charges as preferred stock is held solely by the corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(amounts in thousands)

						Three	Six
						Months	Months
	Year Ended					Ended	Ended
	December 30,	December 29,	December 28,	December 26,	December 25,	June 25,	June 25,
	2005	2006	2007	2008	2009	2010	2010
Earnings:
Income before income taxes	$47,134	$50,680	$83,422	$65,458	$43,161	$15,097	$24,335
Fixed charges (from below)	31,146	38,901	43,711	39,218	29,600	6,810	13,747
Total earnings	$78,280	$89,581	$127,133	$104,676	$72,761	$21,907	$38,082

Fixed Charges:
Interest expense	$25,419	$31,367	$33,923	$28,482	$19,044	$4,366	$8,719
Interest in rent expense estimated at 30% of rent expense	5,727	7,534	9,788	10,736	10,556	2,444	5,028
Total fixed charges(1)	$31,146	$38,901	$43,711	$39,218	$29,600	$6,810	$13,747

Preferred dividends (calculated below)	$—	$—	$—	$—	$—	$—	$—

Total combined fixed charges and preferred dividends	$31,146	$38,901	$43,711	$39,218	$29,600	$6,810	$13,747

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.5	2.3	2.9	2.7	2.5	3.2	2.8

Deficiency (Surplus)	$(47,134)	$(50,680)	$(83,422)	$(65,458)	$(43,161)	$(15,097)	$(24,335)

Preferred Dividends:
Preferred dividend amount(1)	$—	$—	$—	$—	$—	$—	$—
Tax rate	38.9%	38.5%	38.9%	37.6%	39.6%	39.8%	39.8%

Preferred dividends	$—	$—	$—	$—	$—	$—	$—

(1)          Preferred security dividends of Interline Brands, Inc., a New Jersey corporation, are excluded from fixed charges as preferred stock is held solely by the corporate parent.